Exhibit 99.1

NEWS RELEASE

Media Contact:	Amber Albrecht
Sempra Energy
(877) 340-8875
media@sempra.com

Financial Contact:	Lindsay Gartner
Sempra Energy
(877) 736-7727
investor@sempra.com

SEMPRA ENERGY REPORTS STRONG
THIRD-QUARTER 2019 EARNINGS

•Raises 2019 EPS Guidance; Issues 2020 GAAP and Affirms 2020 Adjusted EPS Guidance
•Receives Approval of California Utilities’ Safety and Reliability-Based General Rate Case
•Continues to Advance LNG Development Opportunities with Multiple MOU Agreements

SAN DIEGO, Nov. 1, 2019 – Sempra Energy (NYSE: SRE) today reported third-quarter 2019 earnings of $813 million, or $2.84 per diluted share, up from $274 million, or $0.99 per diluted share, in the third quarter 2018. On an adjusted basis, the company’s third-quarter 2019 earnings were $425 million, or $1.50 per diluted share, compared to $339 million, or $1.23 per diluted share, in the third quarter 2018.
“At Sempra Energy, we laid out a plan last year to increasingly focus on core markets where we can produce the best results for our stakeholders,” said Jeffrey W. Martin, chairman and CEO of Sempra Energy. “With our recently announced agreements to sell our South American businesses, it reflects our ongoing commitment to simplify our strategy. Our year-to-date financial results are a product of that more focused strategy, and the hard work and dedication of all of our employees.”
Sempra Energy's earnings for the first nine months of 2019 were $1.61 billion, or $5.74 per diluted share, compared with earnings of $60 million, or $0.23 per diluted share, in the first nine months of 2018. Adjusted earnings for the first nine months of 2019 were $1.46 billion, or $5.23 per diluted share, compared with $1.07 billion, or $4.00 per diluted share, in the first nine months of 2018.
These financial results reflect certain significant items, as described on an after-tax basis in the following table of GAAP earnings reconciled to adjusted earnings for the third quarter and first nine months of 2019 and 2018.

	Three months ended September 30			Nine months ended September 30
(Unaudited; Dollars, except EPS, and shares, in millions)	2019		2018	2019		2018(1)

GAAP Earnings	$813		274	$1,608		$60
Retroactive Impact of 2019 GRC FD for First Half of 2019	(196)		—	—		—
Gain on Sale of U.S. Wind Assets	—		—	(45)		—
Tax Impacts from Expected Sale of South American Businesses	(192)		—	(99)	(2)	—
Impacts Associated with Aliso Canyon Litigation	—		—	—		22
Impairment of U.S. Wind Equity Method Investments	—		—	—		145
Impairment of Non-utility U.S. Natural Gas Storage Assets	—		—	—		755
Impairment of Investment in RBS Sempra Commodities	—		65	—		65
Impacts from the Tax Cuts and Jobs Act of 2017	—		—	—		25
Adjusted Earnings(3)	$425		$339	$1,464		$1,072

Adjusted Diluted Weighted-Average Common Shares Outstanding(3)	283	(4)	276	280		268	(5)
Adjusted Earnings Per Diluted Common Share(3)	$1.50		$1.23	$5.23		$4.00

Diluted Weighted-Average Common Shares Outstanding	296		276	280		266
GAAP Earnings Per Diluted Common Share	$2.84	(4)	$0.99	$5.74		$0.23
1) Amounts have been retrospectively adjusted for discontinued operations.

2) Includes $89 million income tax benefit due to change in indefinite reinvestment assertion of basis differences and structure of sale of discontinued operations, and $10 million to reduce a tax valuation allowance against certain net operating loss (NOL) carryforwards at Parent and Other.

3) Sempra Energy adjusted earnings, adjusted EPS and adjusted diluted weighted-average common shares outstanding are non-GAAP financial measures. See Table A for information regarding non-GAAP financial measures and descriptions of the adjustments above.

4) In the three months ended September 30, 2019, because the assumed conversion of the series A preferred stock is dilutive for GAAP Earnings, the numerator used to calculate GAAP EPS includes an add-back of $26 million of series A preferred stock dividends declared in that quarter. However, because the assumed conversion is antidilutive for the lower adjusted earnings, 13,238 series A preferred stock shares are not included in the denominator used to calculate adjusted EPS.

5) In the nine months ended September 30, 2018, the total weighted-average potentially dilutive stock options and restricted stock units of 736 and common shares sold forward of 945 were not included in the denominator used to calculate GAAP EPS due to the losses from continuing operations attributable to common shares, but have been added to the denominator used to calculate Adjusted EPS.

OPERATING HIGHLIGHTS

Sempra LNG
Sempra Energy is continuing to advance its liquefied natural gas (LNG) development projects.
Sempra Energy announced in October that it has entered into a memorandum of understanding (MOU) with Mitsui & Co., Ltd. (Mitsui) reflecting the parties’ preliminary agreement for Mitsui’s participation in the Cameron LNG Phase 2 project, and a future expansion of the Energía Costa Azul (ECA) LNG project in Baja California, Mexico. The MOU is non-binding and contemplates the continued mutual support for the development of Cameron LNG Phase 2, including Mitsui’s potential purchase of up to one-third of the available capacity of the project, as well as the potential offtake of approximately 1 million tonnes per annum of LNG and equity participation in a future expansion of ECA LNG.
In September, Sempra LNG also entered into a MOU with China Three Gorges Corporation regarding potential cooperation in supplying LNG to support demand growth in China, including the growth of natural gas power generation.

In August, the Cameron LNG liquefaction-export project in Hackberry, La., began commercial operations at Train 1 of the facility. The project, including Trains 2 and 3, is over 96% complete. Commissioning of Train 2 is underway, and the previously disclosed project timeline remains unchanged.

California Utilities
In September, San Diego Gas & Electric and Southern California Gas Co. received a final decision in the utilities’ 2019 General Rate Case. The increased revenue requirements will enable the utilities to invest in critical energy infrastructure with a focus on enhancing safety and reliability for the communities they serve.

Texas Utilities
Oncor Electric Delivery Company LLC (Oncor) has increased its five-year capital plan. The increase is related to growth seen in and around Oncor’s service territory. The infrastructure investments will help to facilitate renewables integration in Texas, support growth in West Texas and the Dallas-Fort Worth area, and strengthen and expand the grid in Oncor’s service territory for the benefit of Oncor’s customers and the communities it serves. Oncor now plans to spend approximately $11.9 billion between 2020 and 2024.

Sempra Mexico
Infraestructura Energética Nova, S.A.B. de C.V. (IEnova), Sempra Energy’s Mexican subsidiary, continues to develop infrastructure that provides Mexico access to cleaner, more affordable and more reliable energy.
In August, IEnova reached constructive resolutions with the Federal Electricity Commission and the Mexican government on the Sur de Texas-Tuxpan pipeline and Guaymas-El Oro pipeline. Shortly thereafter, the Sur de Texas-Tuxpan pipeline, a joint venture with TC Energy Corporation, commenced commercial operations in September.

Announced Sale of South American Businesses
Sempra Energy recently announced two agreements that would conclude the company’s planned sale of its South American businesses for combined proceeds of approximately $5.82 billion in cash, subject to adjustments and satisfaction of closing conditions. Both transactions, one to sell Sempra Energy’s equity interests in its Peruvian businesses and the other to sell its equity interests in its Chilean businesses, are expected to be completed in the first quarter of 2020.

EARNINGS GUIDANCE
On a GAAP basis, the company’s earnings-per-common-share (EPS) guidance range for full-year 2019 is $6.50 to $7.00. Sempra Energy today raised its 2019 adjusted EPS guidance from a range of $5.70 to $6.30 to a range of $6.00 to $6.50. The company also issued its full-year 2020 GAAP EPS guidance range of $12.78 to $14.26 and affirmed its full-year 2020 adjusted EPS guidance range of $6.70 to $7.50.

NON-GAAP FINANCIAL MEASURES

Non-GAAP financial measures include Sempra Energy’s adjusted earnings and adjusted EPS for both the third quarter and first nine months of 2019 and 2018, adjusted diluted weighted-average common shares outstanding for the third quarter of 2019 and the first nine months of 2018, and 2020 and 2019 adjusted EPS guidance. See Table A for additional information regarding these non-GAAP financial measures.

INTERNET BROADCAST

Sempra Energy will broadcast a live discussion of its earnings results over the Internet today at 12 p.m. ET with senior management of the company. Access is available by logging onto the website at www.sempra.com. For those unable to log onto the live webcast, the teleconference will be available on replay a few hours after its conclusion by dialing (888) 203-1112 and entering passcode 6278133.
Sempra Energy's mission is to be North America's premier energy infrastructure company. With more than $60 billion in total assets reported in 2018, the San Diego-based company is the utility holding company with the largest U.S. customer base. The Sempra Energy companies' more than 20,000 employees deliver energy with purpose to approximately 40 million consumers worldwide. The company is focused on the most attractive markets in North America, including California, Texas, Mexico and the LNG export market. Sempra Energy has been consistently recognized for its leadership in diversity and inclusion, and sustainability, and is a member of the S&P 500 Utilities Index and the Dow Jones Utility Index.
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This press release contains statements that are not historical fact and constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements can be identified by words such as "believes," "expects," "anticipates," "plans," "estimates," "projects," "forecasts," "contemplates," "assumes," "depends," "should," "could," "would," "will," "confident," "may," "can," "potential," "possible," "proposed," "target," "pursue," "outlook," "maintain," or similar expressions, or when we discuss our guidance, strategy, plans, goals, vision, mission, opportunities, projections, initiatives, objectives or intentions. Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. Future results may differ materially from those expressed in the forward-looking statements.

Factors, among others, that could cause our actual results and future actions to differ materially from those described in any forward-looking statements include risks and uncertainties relating to: the greater degree and prevalence of wildfires in California in recent years and the risk that we may be found liable for damages regardless of fault, such as where inverse condemnation applies, and the risk that we may not be able to recover any such costs from insurance, the California wildfire fund or in rates from customers in California or otherwise; actions and the timing of actions, including decisions, investigations, new regulations and issuances of permits and other authorizations and renewal of franchises by the Comisión Federal de Electricidad (CFE), California Public Utilities Commission, U.S. Department of Energy, California Department of Conservation's Division of Oil, Gas, and Geothermal Resources, Los Angeles County Department of Public Health, U.S. Environmental Protection Agency, Federal Energy Regulatory Commission, Pipeline and Hazardous Materials Safety Administration, Public Utility Commission of Texas, states, cities and counties, and other regulatory and governmental bodies in the U.S. and other countries in which we operate; the success of business development efforts, construction projects, and major acquisitions, divestitures and internal structural changes, including risks in (i) obtaining or maintaining authorizations; (ii) completing construction projects on schedule and budget; (iii) obtaining the consent of partners; (iv) counterparties’ financial ability or otherwise to fulfill contractual commitments; (v) winning competitively bid infrastructure projects; (vi) the ability to complete contemplated acquisitions and/or divestitures and the disruptions caused by such efforts; and (vii) the ability to realize anticipated benefits from any of these efforts once completed; the resolution of civil and criminal litigation, regulatory investigations and proceedings, and arbitrations; actions by credit rating agencies to downgrade our credit ratings or those of our subsidiaries or to place those ratings on negative outlook and our ability to borrow at favorable interest rates; deviations from regulatory precedent or practice that result in a reallocation of benefits or burdens among shareholders and ratepayers; denial of approvals of proposed settlements; delays in, or denial of, regulatory agency authorizations to recover costs in rates from customers or regulatory agency approval for projects required to enhance safety and reliability; and moves to reduce or eliminate reliance on natural gas; weather conditions, natural disasters, accidents, equipment failures, computer system outages, explosions, terrorist attacks and other events that disrupt our operations, damage our facilities and systems, cause the release of harmful materials, cause fires and subject us to third-party liability for property damage or personal injuries, fines and penalties, some of which may not be covered by insurance (including costs in excess of applicable policy limits), may be disputed by insurers or may otherwise not be recoverable through regulatory mechanisms or may impact our ability to obtain satisfactory levels of affordable insurance; the availability of electric power and natural gas and natural gas storage capacity, including disruptions caused by failures in the transmission grid, limitations on the withdrawal or injection of natural gas from or into storage facilities, and equipment failures; risks posed by actions of third parties who control the operations of our investments; cybersecurity threats to the energy grid, storage and pipeline infrastructure, the information and systems used to operate our businesses, and the confidentiality of our proprietary information and the personal information of our customers and employees; expropriation of assets, the failure to honor the terms of contracts by foreign governments and state-owned entities such as the CFE, and other property disputes; the impact at San Diego Gas & Electric Company on competitive customer rates and reliability of electric transmission and distribution systems due to the growth in distributed and local power generation and from possible departing retail load resulting from customers transferring to Direct Access and Community Choice Aggregation or other forms of distributed and local power generation and the potential risk of nonrecovery for stranded assets and contractual obligations; Oncor Electric Delivery Company LLC's (Oncor) ability to eliminate or reduce its quarterly dividends due to regulatory capital requirements and other regulatory and governance commitments, including the determination by a majority of Oncor's independent directors or a minority member director to retain such amounts to meet future requirements; changes in capital markets, energy markets and economic conditions, including the availability of credit; and volatility in foreign currency exchange, interest and inflation rates and commodity prices and our ability to effectively hedge the risk of such volatility; changes in foreign and domestic trade policies and laws, including border tariffs and revisions to or replacement of international trade agreements, such as the North American Free Trade Agreement, that may increase our costs or impair our ability to resolve trade disputes; actions of activist shareholders, which could disrupt our operations by, among other things, requiring significant time by management and our board of directors; the impact of federal or state tax reform and our ability to mitigate adverse impacts; and other uncertainties, some of which may be difficult to predict and are beyond our control.

These risks and uncertainties are further discussed in the reports that Sempra Energy has filed with the U.S. Securities and Exchange Commission (SEC). These reports are available through the EDGAR system free-of-charge on the SEC's website, www.sec.gov, and on the company’s website, www.sempra.com. Investors should not rely unduly on any forward-looking statements. These forward-looking statements speak only as of the date hereof, and the company undertakes no obligation to update or revise these forecasts or projections or other forward-looking statements, whether as a result of new information, future events or otherwise.

Sempra South American Utilities, Sempra North American Infrastructure, Sempra LNG, Sempra Mexico, Sempra Texas Utilities, Oncor Electric Delivery Company LLC (Oncor) and Infraestructura Energética Nova, S.A.B. de C.V. (IEnova) are not the same companies as the California utilities, San Diego Gas & Electric Company (SDG&E) or Southern California Gas Company (SoCalGas), and Sempra South American Utilities, Sempra North American Infrastructure, Sempra LNG, Sempra Mexico, Sempra Texas Utilities, Oncor and IEnova are not regulated by the California Public Utilities Commission.

SEMPRA ENERGY
Table A

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three months ended September 30,		Nine months ended September 30,
(Dollars in millions, except per share amounts; shares in thousands)	2019	2018(1)	2019	2018(1)
	(unaudited)
REVENUES
Utilities	$2,398	$2,102	$6,808	$6,112
Energy-related businesses	360	463	1,078	1,164
Total revenues	2,758	2,565	7,886	7,276

EXPENSES AND OTHER INCOME
Utilities:
Cost of natural gas	(122)	(255)	(789)	(782)
Cost of electric fuel and purchased power	(410)	(446)	(929)	(1,037)
Energy-related businesses cost of sales	(94)	(119)	(265)	(258)
Operation and maintenance	(845)	(792)	(2,515)	(2,275)
Depreciation and amortization	(402)	(366)	(1,174)	(1,115)
Franchise fees and other taxes	(127)	(131)	(369)	(352)
Impairment losses	(43)	(4)	(43)	(1,304)
(Loss) gain on sale of assets	(3)	—	63	—
Other (expense) income, net	(7)	96	103	192
Interest income	22	19	64	66
Interest expense	(279)	(222)	(797)	(656)
Income (loss) from continuing operations before income taxes and equity earnings	448	345	1,235	(245)
Income tax (expense) benefit	(61)	(139)	(150)	221
Equity earnings	266	74	485	49
Income from continuing operations, net of income tax	653	280	1,570	25
Income from discontinued operations, net of income tax	256	54	292	137
Net income	909	334	1,862	162
Earnings attributable to noncontrolling interests	(60)	(24)	(146)	(12)
Mandatory convertible preferred stock dividends	(36)	(36)	(107)	(89)
Preferred dividends of subsidiary	—	—	(1)	(1)
Earnings attributable to common shares	$813	$274	$1,608	$60

Basic earnings per common share:
Earnings attributable to common shares	$2.93	$1.00	$5.83	$0.23
Weighted-average common shares outstanding	277,360	273,944	275,684	265,963

Diluted earnings per common share:
Earnings attributable to common shares	$2.84	$0.99	$5.74	$0.23
Weighted-average common shares outstanding	295,789	275,907	279,809	265,963

(1) Amounts have been retrospectively adjusted for discontinued operations.

SEMPRA ENERGY
Table A (Continued)
RECONCILIATION OF SEMPRA ENERGY ADJUSTED EARNINGS TO SEMPRA ENERGY GAAP EARNINGS (Unaudited)
Sempra Energy Adjusted Earnings and Adjusted Diluted Earnings Per Common Share (Adjusted EPS) exclude items (after the effects of income taxes and, if applicable, noncontrolling interests) in 2019 and 2018 as follows:
Three months ended September 30, 2019:
▪$196 million incremental revenue increases for the first six months of 2019 from the retroactive application of the final decision in the 2019 General Rate Case (GRC FD) at the California Utilities
Associated with holding the South American businesses for sale:
▪$192 million income tax benefit associated with outside basis differences in our South American businesses primarily related to a change in the anticipated structure of the sale of those businesses
Three months ended September 30, 2018:
▪$(65) million impairment of RBS Sempra Commodities LLP (RBS Sempra Commodities) equity method investment at Parent and other
Nine months ended September 30, 2019:
▪$45 million gain on the sale of certain Sempra Renewables assets
Associated with holding the South American businesses for sale:
▪$89 million income tax benefit from outside basis differences in our South American businesses primarily related to the change in our indefinite reinvestment assertion from our decision in January 2019 to hold those businesses for sale and a change in the anticipated structure of the sale
▪$10 million income tax benefit to reduce a valuation allowance against certain net operating loss (NOL) carryforwards as a result of our decision to sell our South American businesses
Nine months ended September 30, 2018:
▪$(22) million impacts associated with Aliso Canyon natural gas storage facility litigation at Southern California Gas Company (SoCalGas)
▪$(145) million other-than-temporary impairment of certain U.S. wind equity method investments at Sempra Renewables
▪$(755) million impairment of certain non-utility natural gas storage assets at Sempra LNG
▪$(65) million impairment of RBS Sempra Commodities equity method investment
▪$(25) million income tax expense to adjust the Tax Cuts and Jobs Act of 2017 (TCJA) provisional amounts
Sempra Energy Adjusted Earnings, Weighted-Average Common Shares Outstanding – Adjusted and Adjusted EPS are non-GAAP financial measures (GAAP represents accounting principles generally accepted in the United States of America). Because of the significance and/or nature of the excluded items, management believes that these non-GAAP financial measures provide a meaningful comparison of the performance of Sempra Energy’s business operations to prior and future periods. Non-GAAP financial measures are supplementary information that should be considered in addition to, but not as a substitute for, the information prepared in accordance with GAAP. The table below reconciles for historical periods these non-GAAP financial measures to Sempra Energy GAAP Earnings, Weighted-Average Common Shares Outstanding – GAAP and GAAP Diluted Earnings Per Common Share (GAAP EPS), which we consider to be the most directly comparable financial measures calculated in accordance with GAAP.

SEMPRA ENERGY
Table A (Continued)

	Pretax amount	Income tax expense (benefit)(1)	Earnings	Pretax amount	Income tax expense (benefit)(1)	Non-controlling interests	Earnings
(Dollars in millions, except per share amounts; shares in thousands)	Three months ended September 30, 2019			Three months ended September 30, 2018
Sempra Energy GAAP Earnings			$813				$274
Excluded items:
SDG&E retroactive impact of 2019 GRC FD for first half of 2019	$(92)	$26	(66)	$—	$—	$—	—
SoCalGas retroactive impact of 2019 GRC FD for first half of 2019	(181)	51	(130)	—	—	—	—
Associated with holding the South American businesses for sale:
Change in indefinite reinvestment assertion of basis differences and structure of sale of discontinued operations	—	(192)	(192)	—	—	—	—
Impairment of investment in RBS Sempra Commodities	—	—	—	65	—	—	65
Sempra Energy Adjusted Earnings			$425				$339

Diluted earnings per common share:
Sempra Energy GAAP Earnings(2)			$839				$274
Weighted-average common shares outstanding, diluted – GAAP			295,789				275,907
Sempra Energy GAAP EPS			$2.84				$0.99

Sempra Energy Adjusted Earnings for Adjusted EPS			$425				$339
Weighted-average common shares outstanding, diluted – Adjusted(2)			282,551				275,907
Sempra Energy Adjusted EPS			$1.50				$1.23

	Nine months ended September 30, 2019			Nine months ended September 30, 2018
Sempra Energy GAAP Earnings			$1,608				$60
Excluded items:
Gain on sale of certain Sempra Renewables assets	$(61)	$16	(45)	$—	$—	$—	—
Associated with holding the South American businesses for sale:
Change in indefinite reinvestment assertion of basis differences and structure of sale of discontinued operations	—	(89)	(89)	—	—	—	—
Reduction in tax valuation allowance against certain NOL carryforwards	—	(10)	(10)	—	—	—	—
Impacts associated with Aliso Canyon litigation	—	—	—	1	21	—	22
Impairment of U.S. wind equity method investments	—	—	—	200	(55)	—	145
Impairment of non-utility natural gas storage assets	—	—	—	1,300	(499)	(46)	755
Impairment of investment in RBS Sempra Commodities	—	—	—	65	—	—	65
Impact from the TCJA	—	—	—	—	25	—	25
Sempra Energy Adjusted Earnings			$1,464				$1,072

Diluted earnings per common share:
Sempra Energy GAAP Earnings			$1,608				$60
Weighted-average common shares outstanding, diluted – GAAP			279,809				265,963
Sempra Energy GAAP EPS			$5.74				$0.23

Sempra Energy Adjusted Earnings for Adjusted EPS			$1,464				$1,072
Weighted-average common shares outstanding, diluted – Adjusted(3)			279,809				267,644
Sempra Energy Adjusted EPS			$5.23				$4.00

(1) Except for adjustments that are solely income tax and tax related to outside basis differences, income taxes on pretax amounts were primarily calculated based on applicable statutory tax rates.
(2) In the three months ended September 30, 2019, because the assumed conversion of the series A preferred stock is dilutive for GAAP Earnings, the numerator used to calculate GAAP EPS includes an add-back of $26 million of series A preferred stock dividends declared in that quarter. However, because the assumed conversion is antidilutive for the lower Adjusted Earnings, 13,238 series A preferred stock shares are not included in the denominator used to calculate Adjusted EPS.
(3) In the nine months ended September 30, 2018, the total weighted-average potentially dilutive stock options and restricted stock units of 736 and common shares sold forward of 945 were not included in the denominator used to calculate GAAP EPS due to the losses from continuing operations attributable to common shares, but have been added to the denominator used to calculate Adjusted EPS.

SEMPRA ENERGY
Table A (Continued)
RECONCILIATION OF SEMPRA ENERGY 2019 ADJUSTED EPS GUIDANCE RANGE TO SEMPRA ENERGY 2019 GAAP EPS GUIDANCE RANGE (Unaudited)
Sempra Energy 2019 Adjusted EPS Guidance Range of $6.00 to $6.50 excludes items as follows:
▪$45 million gain on the sale of certain Sempra Renewables assets
Associated with holding the South American businesses for sale:
▪$89 million income tax benefit from outside basis differences in our South American businesses primarily related to the change in our indefinite reinvestment assertion from our decision in January 2019 to hold those businesses for sale and a change in the anticipated structure of the sale
▪$10 million income tax benefit to reduce a valuation allowance against certain NOL carryforwards as a result of our decision to sell our South American businesses
Sempra Energy 2019 Adjusted EPS Guidance is a non-GAAP financial measure. Because of the significance and/or nature of the excluded items, management believes that this non-GAAP financial measure provides a meaningful comparison of the performance of Sempra Energy's business operations to prior and future periods. Sempra Energy 2019 Adjusted EPS Guidance should not be considered an alternative to Sempra Energy 2019 GAAP EPS Guidance. Non-GAAP financial measures are supplementary information that should be considered in addition to, but not as a substitute for, the information prepared in accordance with GAAP. The table below reconciles Sempra Energy 2019 Adjusted EPS Guidance Range to Sempra Energy 2019 GAAP EPS Guidance Range, which we consider to be the most directly comparable financial measure calculated in accordance with GAAP.

	Full-Year 2019
Sempra Energy GAAP EPS Guidance Range	$6.50	to	$7.00
Excluded items:
Gain on sale of certain Sempra Renewables assets	(0.16)		(0.16)
Associated with holding the South American businesses for sale:
Change in indefinite reinvestment assertion of basis differences and structure of sale of discontinued operations	(0.31)		(0.31)
Reduction in tax valuation allowance against certain NOL carryforwards	(0.03)		(0.03)
Sempra Energy Adjusted EPS Guidance Range	$6.00	to	$6.50
Weighted-average common shares outstanding, diluted (millions)			283

SEMPRA ENERGY
Table A (Continued)
RECONCILIATION OF SEMPRA ENERGY 2020 ADJUSTED EPS GUIDANCE RANGE TO SEMPRA ENERGY 2020 GAAP EPS GUIDANCE RANGE (Unaudited)
Sempra Energy 2020 Adjusted EPS Guidance Range of $6.70 to $7.50 excludes approximately $1.8 billion to $2.0 billion estimated after-tax gain on the sale of our South American businesses, net of approximately $1.2 billion of income tax expense, which was calculated primarily based on applicable statutory tax rates.

Sempra Energy 2020 Adjusted EPS Guidance is a non-GAAP financial measure. Because of the significance and/or nature of the excluded item, management believes that this non-GAAP financial measure provides a meaningful comparison of the performance of Sempra Energy's business operations to prior and future periods. Sempra Energy 2020 Adjusted EPS Guidance should not be considered an alternative to Sempra Energy 2020 GAAP EPS Guidance. Non-GAAP financial measures are supplementary information that should be considered in addition to, but not as a substitute for, the information prepared in accordance with GAAP. The table below reconciles Sempra Energy 2020 Adjusted EPS Guidance Range to Sempra Energy 2020 GAAP EPS Guidance Range, which we consider to be the most directly comparable financial measure calculated in accordance with GAAP.

	Full-Year 2020
Sempra Energy GAAP EPS Guidance Range	$12.78	to	$14.26
Excluded item:
Estimated gain on sale of South American businesses	(6.08)		(6.76)
Sempra Energy Adjusted EPS Guidance Range	$6.70	to	$7.50
Weighted-average common shares outstanding, diluted (millions)			296

.

SEMPRA ENERGY
Table B

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in millions)	September 30, 2019	December 31, 2018(1)
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$106	$102
Restricted cash	28	35
Accounts receivable, net	1,431	1,535
Dividends receivable from discontinued operations	422	—
Due from unconsolidated affiliates	40	37
Income taxes receivable	98	60
Inventories	270	258
Regulatory assets	183	138
Greenhouse gas allowances	59	59
Assets held for sale	—	713
Assets held for sale in discontinued operations	720	459
Other	309	249
Total current assets	3,666	3,645

Other assets:
Restricted cash	3	21
Due from unconsolidated affiliates	712	644
Regulatory assets	1,942	1,589
Nuclear decommissioning trusts	1,049	974
Investment in Oncor Holdings	11,145	9,652
Other investments	2,076	2,320
Goodwill	1,602	1,602
Other intangible assets	216	224
Dedicated assets in support of certain benefit plans	439	416
Insurance receivable for Aliso Canyon costs	354	461
Deferred income taxes	157	141
Greenhouse gas allowances	483	289
Right-of-use assets – operating leases	595	—
Wildfire fund	381	—
Assets held for sale in discontinued operations	3,395	3,259
Sundry	850	962
Total other assets	25,399	22,554
Property, plant and equipment, net	35,520	34,439
Total assets	$64,585	$60,638
(1) Derived from audited financial statements, which have been retrospectively adjusted for discontinued operations.

SEMPRA ENERGY
Table B (Continued)

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in millions)	September 30, 2019	December 31, 2018(1)
	(unaudited)
LIABILITIES AND EQUITY
Current liabilities:
Short-term debt	$3,588	$2,024
Accounts payable, net	1,129	1,298
Due to unconsolidated affiliates	12	10
Dividends and interest payable	517	480
Accrued compensation and benefits	362	440
Regulatory liabilities	445	105
Current portion of long-term debt and finance leases	1,623	1,644
Reserve for Aliso Canyon costs	45	160
Greenhouse gas obligations	59	59
Liabilities held for sale in discontinued operations	804	368
Other	914	935
Total current liabilities	9,498	7,523

Long-term debt and finance leases	20,995	20,903

Deferred credits and other liabilities:
Due to unconsolidated affiliates	39	37
Pension and other postretirement benefit plan obligations, net of plan assets	1,120	1,143
Deferred income taxes	2,360	2,321
Deferred investment tax credits	22	24
Regulatory liabilities	3,823	4,016
Asset retirement obligations	2,824	2,786
Greenhouse gas obligations	281	131
Liabilities held for sale in discontinued operations	1,023	1,013
Deferred credits and other	2,049	1,493
Total deferred credits and other liabilities	13,541	12,964
Equity:
Sempra Energy shareholders’ equity	18,620	17,138
Preferred stock of subsidiary	20	20
Other noncontrolling interests	1,911	2,090
Total equity	20,551	19,248
Total liabilities and equity	$64,585	$60,638
(1) Derived from audited financial statements, which have been retrospectively adjusted for discontinued operations.

SEMPRA ENERGY
Table C

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Nine months ended September 30,
(Dollars in millions)	2019	2018(1)
	(unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$1,862	$162
Less: Income from discontinued operations, net of income tax	(292)	(137)
Income from continuing operations, net of income tax	1,570	25
Adjustments to reconcile net income to net cash provided by operating activities	741	2,084
Intercompany activities with discontinued operations, net	184	72
Net change in other working capital components	(200)	491
Insurance receivable for Aliso Canyon costs	107	(56)
Wildfire fund, current and noncurrent	(323)	—
Changes in other noncurrent assets and liabilities, net	(250)	(177)
Net cash provided by continuing operations	1,829	2,439
Net cash provided by discontinued operations	289	220
Net cash provided by operating activities	2,118	2,659

CASH FLOWS FROM INVESTING ACTIVITIES
Expenditures for property, plant and equipment	(2,590)	(2,654)
Expenditures for investments and acquisition	(1,449)	(9,921)
Proceeds from sale of assets	899	1
Decrease in cash from deconsolidation of Otay Mesa VIE	(8)	—
Purchases of nuclear decommissioning trust assets	(728)	(703)
Proceeds from sales of nuclear decommissioning trust assets	728	703
Advances to unconsolidated affiliates	(16)	(81)
Repayments of advances to unconsolidated affiliates	12	4
Intercompany activities with discontinued operations, net	(257)	(18)
Other	33	38
Net cash used in continuing operations	(3,376)	(12,631)
Net cash used in discontinued operations	(63)	(161)
Net cash used in investing activities	(3,439)	(12,792)

CASH FLOWS FROM FINANCING ACTIVITIES
Common dividends paid	(734)	(645)
Preferred dividends paid	(107)	(53)
Issuances of mandatory convertible preferred stock, net	—	2,259
Issuances of common stock, net	757	2,261
Repurchases of common stock	(23)	(20)
Issuances of debt (maturities greater than 90 days)	3,269	8,458
Payments on debt (maturities greater than 90 days) and finance leases	(2,500)	(2,836)
Increase in short-term debt, net	888	715
Proceeds from sale of noncontrolling interests, net	5	90
Purchases of noncontrolling interests	(30)	—
Contributions from (distributions to) noncontrolling interests, net	171	(88)
Intercompany activities with discontinued operations, net	(128)	70
Other	(42)	(112)
Net cash provided by continuing operations	1,526	10,099
Net cash provided by (used in) discontinued operations	49	(34)
Net cash provided by financing activities	1,575	10,065

Effect of exchange rate changes in continuing operations	—	—
Effect of exchange rate changes in discontinued operations	(3)	(8)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(3)	(8)

Increase (decrease) in cash, cash equivalents and restricted cash, including discontinued operations	251	(76)
Cash, cash equivalents and restricted cash, including discontinued operations, January 1	246	364
Cash, cash equivalents and restricted cash, including discontinued operations, September 30	$497	$288
(1) Amounts have been retrospectively adjusted for discontinued operations.

SEMPRA ENERGY
Table D

SEGMENT EARNINGS (LOSSES) AND CAPITAL EXPENDITURES, INVESTMENTS AND ACQUISITIONS

	Three months ended September 30,		Nine months ended September 30,
(Dollars in millions)	2019	2018(1)	2019	2018(1)
	(unaudited)
Earnings (Losses) Attributable to Common Shares
SDG&E	$263	$205	$582	$521
SoCalGas	143	(14)	437	244
Sempra Texas Utilities	212	154	419	283
Sempra Mexico	84	44	214	161
Sempra Renewables	—	34	59	(54)
Sempra LNG	2	16	13	(764)
Parent and other	(139)	(211)	(383)	(446)
Discontinued operations	248	46	267	115
Total	$813	$274	$1,608	$60

	Three months ended September 30,		Nine months ended September 30,
(Dollars in millions)	2019	2018(1)	2019	2018(1)
	(unaudited)
Capital Expenditures, Investments and Acquisitions
SDG&E	$363	$343	$1,071	$1,194
SoCalGas	360	344	1,019	1,127
Sempra Texas Utilities	56	—	1,338	9,278
Sempra Mexico	178	152	420	320
Sempra Renewables	—	9	2	46
Sempra LNG	37	65	183	202
Parent and other	3	5	6	408
Total	$997	$918	$4,039	$12,575
(1) Amounts have been retrospectively adjusted for discontinued operations.

SEMPRA ENERGY
Table E

OTHER OPERATING STATISTICS (Unaudited)

	Three months ended September 30,		Nine months ended September 30,
UTILITIES	2019	2018	2019	2018

SDG&E and SoCalGas
Gas sales (Bcf)(1)	57	55	271	244
Transportation (Bcf)(1)	156	163	424	447
Total deliveries (Bcf)(1)	213	218	695	691

Total gas customer meters (thousands)			6,912	6,874

SDG&E
Electric sales (millions of kWhs)(1)	3,970	4,493	10,796	11,493
Direct Access and Community Choice Aggregation (millions of kWhs)	952	1,009	2,640	2,680
Total deliveries (millions of kWhs)(1)	4,922	5,502	13,436	14,173

Total electric customer meters (thousands)			1,468	1,456

Oncor(2)
Total deliveries (millions of kWhs)	40,834	38,163	102,462	77,476
Total electric customer meters (thousands)			3,673	3,607

Ecogas
Natural gas sales (Bcf)	—	1	2	7
Natural gas customer meters (thousands)			129	121

ENERGY-RELATED BUSINESSES

Power generated and sold
Sempra Mexico
Termoeléctrica de Mexicali (TdM) (millions of kWhs)	1,032	1,145	2,862	2,922
Wind and solar (millions of kWhs)(3)	419	305	1,109	924
(1) Includes intercompany sales.
(2) Includes 100 percent of the electric deliveries and customer meters of Oncor Electric Delivery Company LLC (Oncor), in which we hold an 80.25-percent interest through our March 2018 acquisition of our equity method investment in Oncor Electric Delivery Holdings Company LLC (Oncor Holdings). Total deliveries for the nine months ended September 30, 2018 only include volumes from the March 9, 2018 acquisition date.
(3) Includes 50 percent of the total power generated and sold at the Energía Sierra Juárez wind power generation facility, in which Sempra Energy has a 50-percent ownership interest. Energía Sierra Juárez is not consolidated within Sempra Energy, and the related investment is accounted for under the equity method.